Exhibit 10.1
                                                 July 3, 2008

Ronald Rosenzweig
[Address]

Subject: Employment Agreement

Dear Ron;

This is to confirm the Employment Agreement with you with the following terms and conditions:

1.	For the period commencing as of 3 July 2008 through 3 July 2009 you will be employed as a Non-Executive Employee.

2.	Your base salary compensation shall be at the annual rate of $110,000 paid biweekly.

3.	You hereby agree to devote 25% of your time to your duties as a Non-Executive employee of the Company during the term of this Agreement as directed by the CEO.

4.
During your employment under this Agreement you shall remain eligible to receive such health and insurance benefits as are generally provided to executive officers of the Company as determined from time to time by the Board.

5.
In the event the Company terminates your employment hereunder without “Cause” (as defined below), you shall be entitled to: (a) an amount equal to your annual salary set forth in paragraph 2 above, such payment to be paid to you within thirty (30) days of termination of your employment; (b) any annual salary earned but not yet paid; (c) reimbursement for out-of-pocket expenses, properly reimbursable, that have been incurred but not yet reimbursed; (d) continuation of your and your dependents’ health benefits, if any, at the level in effect on the date of termination through the earlier to occur of (i) twenty-four (24) months from such termination of employment or (ii) the date you commence employment with another entity which provides you with comparable benefits; and (e) the immediate vesting of any stock options or restricted stock you hold; you may exercise such stock options within twelve (12) months following the date of termination of your employment.

For purposes of this Agreement “Cause” shall mean:
(i)	Unauthorized use or disclosure of the confidential information or trade secrets of the Company;
(ii)	Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(iii)	Embezzlement or misappropriation of the assets of the Company; or
(iv)	Misconduct or gross negligence in the performance of duties assigned to you as a Non-Executive employee.

6.
In the event you voluntarily terminate your employment with the Company or in the event your employment hereunder is terminated by the Company for “Cause” as defined in paragraph 5 hereof you shall be entitled to (a) any annual salary earned but not yet paid to the date of your termination; and (b) reimbursement of out of pocket expenses that have been incurred but not reimbursed.

7.
You hereby agree for a period of two years following termination of your employment with the Company that you will not directly or indirectly (i) encourage or solicit any officer or employee of the Company or any of its subsidiaries to leave the employ of such entity; (ii) that you will not, directly or indirectly, as principal, partner, director, employee or consultant engage in any activities in the geographic area of the Company’s and its subsidiaries’ operations if such activities are in direct competition with businesses that are currently being conducted by the Company and its subsidiaries.

8.
You recognize and acknowledge that, by reason of your employment with the Company, you may have acquired, and will acquire, information of a proprietary, confidential, or secret nature regarding the Company and its subsidiaries and their respective businesses and operations, including but not limited to, information concerning trade secrets, know-how, software, data processing systems, inventions, designs, processes, formulas, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers and other information with respect to the affairs, business, customers, agents or other business relationships of the Company and its subsidiaries, (the “Confidential Information”). You hereby agree to hold in a fiduciary capacity for the benefit of the Company, all Confidential Information relating to the Company and any of its subsidiaries and their respective businesses, which shall have been obtained by you during your employment by the Company. You hereby agree that you will not, during or for three (3) years after your employment with the Company, disclose the Confidential Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the provisions of this paragraph 8 shall not apply to Confidential Information which (a) becomes or is generally available to the public (other that by your acts or the acts of your representatives); (b) becomes known to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company; or (c) you are required to disclose in a judicial, administrative or governmental proceeding (any such proceeding, a “Legal Proceeding”). In the event you are required to disclose Confidential Information in a Legal Proceeding, you shall provide the Company with prompt notice of such request so that the Company may timely seek an appropriate protective order or waive compliance with this paragraph 8.

9.
You and the Company hereby agree that on the Effective Date this Employment Agreement supersedes and replaces the letter agreement dated 1 June 1999 and all amendments and extensions of that Agreement, between you and the Company which letters shall be of no further effect on and after the effective date.

Very truly yours,

ANADIGICS, Inc.

By: /s/ Bami Bastani

Bami Bastani
President and Chief Executive Officer

Accepted and Agreed to as of
the date first above written.

/s/Ronald Rosenzweig

Ronald Rosenzweig